Exhibit 99.1

Invitation Homes President and CEO Taking Temporary Leave of Absence To Care For A Family Member’s Medical Issue

DALLAS, Aug. 27, 2018 /PRNewswire/ — Invitation Homes Inc. (NYSE: INVH) (“Invitation Homes” or the “Company”), a leading owner and operator of single-family homes for lease in the United States, today announced that the Company’s President and CEO, Frederick C. Tuomi, will be taking a temporary leave of absence to care for a family member’s medical issue, and will relinquish his duties as an officer and director of the Company until further notice.

Invitation Homes also announced that during Mr. Tuomi’s temporary leave of absence, Mr. Dallas B. Tanner, the Company’s Executive Vice President and Chief Investment Officer will serve as Interim President. Mr. Tanner will also continue to serve as the Company’s Executive Vice President and Chief Investment Officer during this interim period.

Mr. Tanner has served as the Company’s Executive Vice President and Chief Investment Officer since April 2012. Mr. Tanner was a founding member of Invitation Homes’ business and has served as Executive Vice President and Chief Investment Officer of the Company, and from April 2012 until the Company’s initial public offering in February 2017, served on the Boards of the Company’s predecessor entities. He has over 17 years of real estate experience through the establishment of numerous real estate platforms prior to the Company.

“It is in my best interest and that of the Company that I take this time to focus on my family while Mr. Tanner and the rest of our excellent executive team continue to successfully execute our strategy,” said Mr. Tuomi.

The Board of Directors has appointed an executive committee of the Board consisting of Messrs. Bryce Blair, Robert G. Harper and Jeffrey E. Kelter. The executive committee will work closely with Mr. Tanner and other members of the Company’s executive leadership team during Mr. Tuomi’s absence to execute on the Company’s strategy and its business objectives.

Invitation Homes will rely on the depth of experience of its Directors and executive management to ensure all of Mr. Tuomi’s functions are fulfilled seamlessly and efficiently.

Mr. Blair, the Chairperson of the Board said, “We wish Fred and his family well during this difficult time. The Board has absolute confidence in the leadership team of Invitation Homes. The Company will continue to execute its mission to be the premier single family home leasing company.”

About Invitation Homes:

Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes across America. With more than 80,000 homes for lease in 17 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools. The company’s mission, “Together with you, we make a house a home,” reflects its commitment to high-touch service that continuously enhances residents’ living experiences and provides homes where individuals and families can thrive.

Investor Relations Contact:

Greg Van Winkle

Phone: 844.456.INVH (4684)

Email: IR@InvitationHomes.com

Media Relations Contact:

Claire Parker

Phone: 202.257.2329

Email: Media@InvitationHomes.com